EXHIBIT 10.6

                    Acquisition and Merger Agreement

                      Dated as of December 21, 1995

                                  among

                          CACI International Inc,
                                CACI, Inc.,
                       CACI Acquisition Corporation
                                    and
                           IMS Technologies, Inc.


                              Table of Contents
                              -----------------

                                 ARTICLE 1

                                 THE MERGER

1.1  Merger Terms
1.2  Merger Consideration
1.3  Consulting Agreements
1.4  Closing
1.5  Approval by IMS Shareholders
1.6  Actions Subsequent to the Closing
1.7  Divestiture of Excluded Assets

                                  ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF IMS
                       AND THE PRINCIPAL SHAREHOLDERS

2.1  Corporate Status of IMS
2.2  Subsidiaries of IMS
2.3  Authority for Agreement
2.4  No Default or Violation
2.5  Corporate Documents
2.6  Books and Records
2.7  Capitalization of IMS
2.8  Financial Statements
2.9  Absence of Material Adverse Changes
2.10 Title to Assets; Condition
2.11 Intellectual Property
2.12 Inventories
2.13 Material Contracts
2.14 Agreements, Contracts and Commitments
2.15 Banking Facilities, Powers of Attorney, etc.
2.16 Customers and Orders
2.17 Compliance with Applicable Law
2.18 Litigation
2.19 Insurance
2.20 Tax Matters
2.21 Employee Benefit Plans; Compliance with ERISA
2.22 Employment-Related Matters
2.23 Environmental
2.24 Absence of Certain Payments
2.25 Interests of Officers
2.26 No Brokers or Finders
2.27 No Pending Actions
2.28 No Misrepresentations
2.29 No Implied Representations

                                  ARTICLE 3

        REPRESENTATIONS AND WARRANTIES OF CACI, CASUB, AND ACQUISITION

3.1  Corporate Status of CACI, CASub, and Acquisition
3.2  Authority for Agreement
3.3  No Default or Violation
3.4  Responsible Prospective Contractor
3.5  No Brokers or Finders
3.6  No Pending Actions
3.7  No Misrepresentations

                                  ARTICLE 4

                                  COVENANTS

4.1  Conduct of Business
4.2  Payment of Taxes
4.3  Filings and Submissions
4.4  Release of Information
4.5  Confidentiality
4.6  Further Assurances
     4.6.1     Generally
     4.6.2     Novation of the Material Contracts
4.7  Defense of Claims and Litigation
4.8  Indemnification
     4.8.1     Indemnification of CACI, CASub and IMS
     4.8.2     Indemnification of the Principal Shareholders
     4.8.3     Third Party Claims
     4.8.4     Minimum Liability
     4.8.5     Limitation of the Principal Shareholders' Liability
4.9  Indemnification of IMS Directors and Officers
4.10 Annuity

                                  ARTICLE 5

                            CONDITIONS PRECEDENT

5.1  Conditions to Obligations of Each Party
5.2  Conditions to Obligations of CACI, CASub, and Acquisition
5.3  Conditions to Obligations of IMS and the Principal Shareholders

                                  ARTICLE 6

                                 TERMINATION

6.1  Methods of Termination
6.2  Payments on Termination
6.3  Effect of Termination

                                  ARTICLE 7

                        DEFINITIONS AND MISCELLANEOUS

7.1  Definitions of Certain Terms
7.2  Brokerage
7.3  Amendments and Supplements
7.4  Extensions and Waivers
7.5  Survival of Representations and Warranties
7.6  Expenses
7.7  Letter of Intent
7.8  Governing Law
7.9  Alternative Dispute Resolution
7.10 Notice
7.11 Entire Agreement, Assignability, etc.
7.12 Cumulative Rights and Remedies
7.13 Severability
7.14 Counterparts

                         Acquisition and Merger Agreement

Acquisition and Merger Agreement (the "Agreement"), dated as of December
21, 1995, by and among CACI International Inc, a Delaware corporation ("CACI"), CACI, Inc., a Delaware corporation and a wholly-owned subsidiary of CACI ("CASub"), CACI Acquisition Corporation, a Delaware corporation and a wholly- owned subsidiary of CASub ("Acquisition"), IMS Technologies, Inc., a Delaware corporation ("IMS," which term shall include the subsidiaries of IMS unless the context otherwise requires), and John Yeh, Joseph Yeh, James Yeh, and Jeffry Yeh (collectively, the "Principal Shareholders").

                             W I T N E S S E T H

WHEREAS, CACI has a strong commitment to the government information technology industry and IMS provides information technology and engineering and support services to the United States Government and other similar customers; and

WHEREAS, CACI and IMS wish to combine their businesses in a merger transaction, after which IMS will be operated as a wholly-owned subsidiary of CASub;

NOW, THEREFORE, CACI, CASub, Acquisition, IMS, and the Principal
Shareholders hereby agree as follows:

                                  Article 1

                                  THE MERGER

1.1 Merger Terms. Upon and subject to the terms and conditions hereof, and on the basis of the representations, warranties, covenants and agreements contained herein, at the "Effective Time" (as defined in Section 7.1), Acquisition shall be merged with and into IMS (the Surviving Corporation") pursuant to the terms of the Merger Agreement attached hereto as Exhibit A (the "Merger").

1.2 Merger Consideration. Upon the effectiveness of the Merger, the shares of Common Stock of Acquisition outstanding immediately before the Effective Time shall be converted into shares of Common Stock (par value $0.01 per share) of IMS, and the shares of Common Stock of IMS outstanding immediately before the Effective Time shall be converted into the right to receive payment on a pro rata basis of an aggregate of Six Million Five Hundred Thousand Dollars ($6,500,000), less the amount of any expenses of the Merger properly chargeable to IMS or to any Principal Shareholder pursuant to this Agreement and paid by CACI, CASub, or Acquisition at or before the Closing (the "Merger Consideration").

1.3 Consulting Agreements. In connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, each of the Principal Shareholders agrees to execute and to deliver at or prior to the Closing a Consulting Agreement in form and substance satisfactory to CACI, to the effect set forth in Exhibit 1.3.1 (the "Consulting Agreement"). In consideration of the execution and delivery of the Consulting Agreements, CACI and CASub shall pay or shall cause the Surviving Corporation to pay to each of the Principal Shareholders the sum set forth in Exhibit 1.3.2, in accordance with the schedule set forth in that Exhibit.

1.4   Closing.

      1.4.1 The closing of the Merger (the "Closing") shall be held at the offices of CACI, 1100 North Glebe Road, Arlington, VA 22201, or at such other location as the parties hereto may mutually agree upon in writing, at 2:00 P.M., local time, on December 21, 1995 or on such other date and at such other time as the parties hereto may mutually agree upon in writing (the "Closing Date").

      1.4.2   At the Closing, IMS shall deliver to CACI and CASub:

              1.4.2.1 the Consulting Agreements, duly executed by the Principal Shareholders; and

              1.4.2.2 the other instruments, agreements, certificates and documents referred to in Section 5.2.

      1.4.3 At or before the Effective Time, CACI and/or CASub shall deliver:

              1.4.3.1 to IMS or a disbursing agent acceptable to IMS, for distribution to the shareholders of IMS, the Merger Consideration;

              1.4.3.2 to each of the Principal Shareholders, the initial payment provided in the respective Consulting Agreement with that Shareholder (collectively, the "Initial Consulting Fees"); and

              1.4.3.3 to IMS and the Principal Shareholders, the other instruments, agreements, certificates and documents referred to in Section 5.3.

      1.4.4 At the Closing, Acquisition and IMS shall execute and deliver the Merger Agreement attached hereto as Exhibit A.

1.5 Approval by IMS Shareholders. On or before the Closing Date, IMS will call a special meeting of its stockholders to be held on or before the Closing Date to submit this Agreement, the Merger Agreement, and related matters for the consideration and approval of the shareholders of IMS, which approval will be recommended by IMS's Board of Directors. The meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. At the meeting, each of the Principal Shareholders will vote all shares of capital stock of IMS that he has the power to vote in favor of approval.

1.6   Actions Subsequent to the Closing.

      1.6.1 On or before December 28, 1995, IMS and the Principal Shareholders shall cause the Merger Agreement to be delivered to CT Corporation (or such other agent as CACI and IMS may mutually agree upon in writing) (the "Agent") with instructions for the Agent to file the Merger Agreement with the Secretary of State of the State of Delaware on December 28, 1995 at 4:00 P.M. Eastern standard time unless the Agent shall have received, on or before December 28, 1995 at 3:00 P.M. Eastern standard time, from CACI, CASub, Acquisition or IMS, or their attorneys, instructions not to file the Merger Agreement with such Secretary of State.

      1.6.2 On or before December 28, 1995 at 3:00 P.M., CACI, CASub and Acquisition shall cause the Merger Consideration and the Initial Consulting Fees to be wired to the client trust account of Michaels, Wishner & Bonner (NationsBank Account No. 02308282) such funds to be held and disbursed in accordance with the terms of the Escrow Agreement dated December 21, 1995 among the parties hereto and Michaels, Wishner & Bonner.

1.7 Divestiture of Excluded Assets. It is understood that the assets, agreements and contracts listed on Exhibit 1.7 (the "Excluded Assets") are not required for the conduct of the business of IMS by CACI or CASub and are not intended to be included in the business being acquired by CACI and CASub. Accordingly, prior to the Effective Time, IMS shall have (i) sold, distributed to its shareholders or otherwise disposed of the assets listed on
Exhibit 1.7 and (ii) terminated or assigned to the Principal Shareholders the agreements and contracts listed on Exhibit 1.7. Notwithstanding any other provision of this Agreement, the disposition of the Excluded Assets in accordance with this Section 1.7 shall not constitute a breach of any representation, warranty, covenant or agreement of IMS or the Principal Shareholders.

                                   Article 2

                    REPRESENTATIONS AND WARRANTIES OF IMS
                       AND THE PRINCIPAL SHAREHOLDERS

Whenever any representation, warranty, covenant or agreement of IMS and the Principal Shareholders is qualified or limited as to "Sellers' Knowledge," the term "Sellers' Knowledge" shall be limited to the actual knowledge of (a) the Principal Shareholders and (b) the executive officer or officers of IMS and its Subsidiaries (as defined below) whose management responsibilities include the matters or operations referred to by such representation, warranty, covenant or agreement. IMS and the Principal Shareholders jointly and severally represent and warrant to CACI and CASub as follows:

2.1 Corporate Status of IMS. IMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IMS is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned, leased or operated by IMS or the nature of the business transacted by IMS makes such qualification necessary, except where failure to be so qualified would not have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of IMS.

2.2 Subsidiaries of IMS. Each of the corporations listed on Exhibit 3.2 (the "Subsidiaries"), except as set forth in that Exhibit, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted. Each of the Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned, leased or operated by such Subsidiary or the nature of the business transacted by such Subsidiary makes such qualification necessary, except where failure to be so qualified would not have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of such Subsidiary. IMS has made available to CACI and CASub true, complete and correct copies of the certificate of incorporation, by-laws and other organizational documents of each of the Subsidiaries, each as in effect on the date hereof. All of the shares of capital stock of each Subsidiary are duly and validly issued, fully paid and nonassessable and are held of record and beneficially by IMS, free and clear of any and all covenants, conditions, restrictions, voting arrangements, liens, charges, encumbrances, options, claims and rights whatsoever. There are no agreements relating to or restricting the issuance, sale or transfer of shares of capital stock of any Subsidiary, or affecting the rights of IMS with respect thereto. There are no preemptive rights on the part of any Person and there are not, and as of the Closing there will not be, outstanding any options, warrants, agreements, commitments, conversion or other rights that obligate any Subsidiary to issue or sell any shares of its capital stock or other security. No Subsidiary has any obligation to acquire any class of securities (including debt securities) of any Person.

2.3 Authority for Agreement. IMS has the full corporate power to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted, to execute, deliver, and perform this Agreement, to consummate the other transactions contemplated herein and to carry out its obligations hereunder. The execution, delivery and performance of this Agree ment and the consummation of the transactions contemplated hereby have been duly and validly authorized by IMS's Board of Directors and stockholders.

2.4 No Default or Violation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by IMS do not and will not (a) conflict with or result in a material violation of any provision of the Certificate of Incorporation or By-Laws or other organizational documents of IMS, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any material violation or breach of or constitute a material default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any material lien, charge or encumbrance on any of the assets or properties of IMS pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which IMS is a party or by which IMS or any of its assets or properties may be bound or which is applicable to IMS or any of its assets or properties. Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") and applicable state securities laws, no authorization, consent, approval, license, order, or permit of, or declaration of, or filing with or notice to, any governmental body or authority or any other person or entity is necessary for the execution, delivery and performance of this Agreement by IMS or the consummation by IMS of the transactions contemplated hereby.

2.5 Corporate Documents. IMS has heretofore made available to CACI and CASub a true, complete and correct copy of IMS's Certificate of Incorporation and By-Laws, each as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. IMS is not in violation of any provision of its Certificate of Incorporation or By-Laws, except for such violations that would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of IMS. The minute books of IMS (including the stock records), a copy of which has heretofore been provided to CACI and CASub, are true, complete and correct and are the only minute books of IMS.

2.6 Books and Records. The books of account, ledgers, order books, records and documents of IMS accurately and completely reflect all material information relating to the business of IMS, the location and condition of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of IMS.

2.7 Capitalization of IMS. IMS's authorized capital stock consists of 400,000 shares of Class A common stock, par value $0.01 per share, 125,000 shares of Class B common stock, par value $0.01 per share, and 25,000 shares of undesignated preferred stock, par value $1.00 per share. There are 75,833 shares of Class B common stock (the "Shares") issued and outstanding and no shares of Class A common stock or preferred stock issued and outstanding. An aggregate of 40,847.75 of the Shares are held, and as of the Effective Time will be held, of record and beneficially by the Principal Shareholders. All of the Shares are, and as of the Effective Time will be, duly and validly issued, fully paid and nonassessable. There are no dividends which have been authorized, declared or set aside but not paid or which are in arrears with respect to any shares of capital stock of IMS. There are no agreements relating to or restricting the issuance, sale or transfer of shares of capital stock of IMS. There are no preemptive rights on the part of any Person and there are not, and as of the Closing there will not be, outstanding any options, warrants, agreements, commitments, conversion or other rights that obligate IMS to issue or sell any shares of its capital stock or other security.

2.8 Financial Statements. IMS has previously delivered to CACI and CASub the audited balance sheets of IMS as of September 30, 1993, 1994 and 1995 (the "Audited Balance Sheets") and the related statements of income, changes in stockholders' equity, and cash flows of IMS for the fiscal years ended September 30, 1993, 1994 and 1995 (collectively, together with the Audited Balance Sheets, the "Audited Financial Statements"). The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved (except as disclosed in the footnotes thereto) and have been certified by Ernst & Young, LLP, IMS's independent auditors. The Audited Financial Statements present fairly the financial position, results of operations and cash flows of IMS at the dates and for the periods indicated. Attached hereto as Exhibit 2.8 is the unaudited balance sheet of IMS as of December 2, 1995 (the "Unaudited Balance Sheet") and the related statements of income, changes in stockholders' equity, and cash flows of IMS for the two month period then ended (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles, applied consistently with those employed in the Audited Financial Statements, and present fairly the financial position and results of operations of IMS as of the date and for the period indicated, subject to the addition of notes and normal, non-material year-end adjustments consistent with past practice. Except to the extent set forth on the Unaudited Balance Sheet, IMS does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, other than (i) liabilities and obligations described in the footnotes to the 1995 Audited Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Unaudited Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of IMS, and (iii) liabilities and obligations described in the Exhibits hereto.

2.9 Absence of Material Adverse Changes. Since September 30, 1995, IMS has conducted its business only in the ordinary course and consistent with prior practice and there has not occurred or arisen, whether or not in the ordinary course of business, any adverse Material Change in the business, operations, assets, financial condition, results of operations, properties or prospects of IMS. Specifically, except as described in Exhibit 2.9, IMS has not:

      2.9.1 issued, sold, purchased, redeemed or granted any options, warrants, conversion or other rights to purchase or otherwise acquire any shares of its capital stock or any other security;

      2.9.2 authorized, declared, set aside or paid any dividend or made any other distribution with respect to any share of its capital stock or other security;

      2.9.3 incurred, discharged, satisfied or paid any obligation or liability, accrued, absolute, contingent or otherwise, whether due or to become due, material to IMS other than current liabilities and current portion of long-term debt shown on the 1995 Audited Balance Sheet and current liabilities incurred since the date of the 1995 Audited Balance Sheet in the ordinary course of business and consistent with prior practice;

      2.9.4 suffered any damage or destruction in the nature of a casualty loss or other loss that would be treated as an extraordinary item pursuant to Opinion No. 30 of the Accounting Principles Board, whether covered by insurance or not, that might reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of IMS;

      2.9.5 granted any increase in the compensation payable or to become payable by IMS to its directors, officers, managers, consultants or agents or any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of such persons, other than increases that are provided to broad categories of employees and do not discriminate in favor of the aforementioned persons;

      2.9.6 encountered any labor union organizing activity material to the business, operations, assets, financial condition, results of operations, properties or prospects of IMS, had any employee strike, work-stoppage, slow-down or lockout, or any substantial threat of any imminent strike, work-stoppage, slow-down or lock-out or had any adverse change in its relations with its employees, agents, customers or suppliers or any governmental or regulatory authorities, that, in any of the foregoing cases, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of IMS;

      2.9.7 transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign intellectual property, or modified any existing rights with respect thereto, other than in the ordinary course of business and consistent with prior practice;

      2.9.8 cancelled or compromised any debts or waived or permitted to lapse any claims or rights of substantial value, or sold, leased, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with prior practice;

      2.9.9 made any material capital expenditure or commitment for any addition to property, plant or equipment not in the ordinary course of business and consistent with prior practice or in any event in excess of an aggregate of Five Thousand Dollars ($5,000);

      2.9.10 made any change in any method of accounting or accounting practice;

      2.9.11 paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any officer, director, "affiliate," officer of an "affiliate," director of an "affiliate," "associate" of an officer, "associate" of a director, or "associate" of an "affiliate" (as such terms are defined in the rules and regulations of the Securities and Exchange Commission), who exercised senior managerial responsibility with respect to IMS, except for normal business advances to employees consistent with prior practice;

      2.9.12 granted any options to officers, employees, directors, or any affiliated parties;

      2.9.13 agreed, whether in writing or otherwise, to take any action described in this Section 2.9; or

      2.9.14 taken, failed to take or suffered to exist any action that, if taken, not taken, or suffered to exist after the date hereof, would constitute a breach of any of the covenants set forth in Section 4.

2.10  Title to Assets; Condition.

      2.10.1 IMS has good title to, or a valid leasehold interest in, all of its properties and assets. Except as described on Exhibit 2.10.1, none of its properties or assets is subject to any mortgage, pledge, lien, security interest, lease or other encumbrance. All of IMS's properties and assets are in working condition.

      2.10.2 Exhibit 2.10.3 sets forth a true, correct and complete list as of the date hereof of all leases, and all amendments, modifications and supplemental agreements thereto, of real property to which IMS is a party (the "Leases"). True, correct and complete copies of the Leases have been delivered by IMS to CACI and CASub. The Leases grant leasehold estates free and clear of all mortgages, liens, claims, charges, security interests, encumbrances and other restrictions and limitations whatsoever granted by or caused by the actions of IMS, and IMS enjoys a right of quiet possession as against any lien or other encumbrance on the properties subject to the Leases (collectively, the "Leased Properties"). The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. To Sellers' Knowledge, there has not occurred any event that would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or material default. IMS is not obligated to pay any leasing or brokerage commission relating to any Lease and will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by IMS.

      2.10.3 IMS is not in violation in any material respect of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, city planning, land use or similar matters) relating to the Leased Properties. There are to Sellers' Knowledge no proceedings materially affecting the present or future use of the Leased Properties for the purposes for which they are used or the purposes for which they are intended to be used. All buildings, structures and fixtures used by IMS are in good operating condition and repair, normal wear and tear excepted, and are insured with coverages that are usual and customary for similar properties and similar businesses.

2.11  Intellectual Property.  IMS owns, or is licensed or otherwise has the full right to use, the Intellectual Property listed on Exhibit 2.11(a).
Exhibit 2.11(a) lists all Intellectual Property owned, licensed or used by
IMS, together with the owner or licensor thereof.   Exhibit 2.11(b) lists all
third party licenses related to the Intellectual Property listed on Exhibit 2.11(a). All Intellectual Property that is identified on Exhibit 2.11(a) as owned by IMS is, together with the goodwill of the business associated with any Intellectual Property, owned by IMS free and clear of any and all agreements, judgments, orders, decrees, stipulations, liens, claims, tax liens, charges, security interests, encumbrances and licenses or sublicenses that would prevent the use of the Intellectual Property by IMS, CACI or CASub. The business and operations of IMS do not infringe upon or violate any intellectual property owned by any third party. IMS has not received, within the past three (3) years, notice of any claim that IMS has infringed or violated any intellectual property of any third party, or that any Intellectual Property identified on Exhibit 2.11(a) is invalid or violates or infringes upon the rights of any third party. IMS has not sent or otherwise communicated to another person, within the past three (3) years, any notice, charge, claim or other assertion of, nor does there exist, any present, impending or to Sellers' Knowledge threatened infringement or violation by any third party of any Intellectual Property listed on Exhibit 2.11(a) or any acts of unfair competition by any third party relating to such Intellectual Property. IMS maintains reasonable security measures to prevent disclosure or transfer to unauthorized persons of any trade secrets and confidential information that are proprietary to IMS.

2.12 Inventories. IMS has no inventory material to its business, operations, financial condition, results of operations or prospects.

2.13 Material Contracts. IMS has delivered to CACI and CASub or made available to CACI and CASub a true, correct and complete copy of each material contract to which IMS is a party and all amendments thereto (the "Material Contracts"), all of which are listed on Exhibit 2.13. All Material Contracts are in full force and effect. IMS has not received any notice of default, nor is it in default, nor does any condition exist which with or without notice or the lapse of time, or both, will render IMS in default, under any of the Material Contracts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any lien, charge or encumbrance on any of the assets or properties of IMS pursuant to, or right of termination under, any provision of any Material Contract. To Sellers' Knowledge, the other parties to the Material Contracts are in compliance with all material terms and conditions of the Material Contracts. No party to a Material Contract has notified IMS of its intention to terminate or materially change the nature of its transaction or relationship with IMS under any such Material Contract.

2.14  Agreements, Contracts and Commitments.  Except as set forth in
Exhibit 2.14, IMS is not a party to:

      2.14.1 any agreement relating to the issuance, transfer or sale of any shares of the capital stock or other securities of IMS;

      2.14.2 any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

      2.14.3 any employment agreement that contains any severance pay liabilities or obligations;

      2.14.4 any agreement for personal services, consultant services or employment;

      2.14.5 any agreement of guarantee or indemnification of third parties in an amount that could exceed Five Thousand Dollars ($5,000);

      2.14.6 any agreement or commitment containing a covenant limiting or purporting to limit the freedom of IMS to compete with any person in any geographic area or to engage in any line of business;

      2.14.7 any lease (other than equipment leases under which IMS is lessor) to which IMS is a party as lessor or lessee that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of IMS;

      2.14.8 any joint venture agreement or profit-sharing agreement (other than with employees);

      2.14.9 except for trade indebtedness incurred in the ordinary course of business, any loan or credit agreements providing for the extension of credit to IMS or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of IMS;

      2.14.10 any license agreement, either as licensor or licensee, or distributor, dealer, franchise, manufacturer's representative, sales agency or other similar agreement or commitment;

      2.14.11 any contract or agreement, for the future sale by IMS of materials, products, services or supplies, that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of IMS;

      2.14.12 any contract or agreement for the future purchase by IMS of any materials, equipment, services, or supplies, that either provides for payments in excess of Two Thousand Five Hundred Dollars ($2,500) and cannot be terminated by it without penalty upon less than ninety (90) days' notice or was not made in the ordinary course of business and consistent with prior practice;

      2.14.13 any agreement that provides for the sale of goods or services that will result in a loss as a result of costs already incurred or expected to be incurred to complete the agreement;

      2.14.14 any agreement or arrangement for the assignment, sale or other transfer by IMS of any agreement or lease (or right to payment thereunder) by which it leases materials, products or other property to a third party;

      2.14.15 any contract or agreement that provides any discount;

      2.14.16 any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by IMS;

      2.14.17 any contract or agreement not described above involving the payment or receipt by IMS of more than Five Hundred Dollars ($500) individually or Five Thousand Dollars ($5,000) in the aggregate other than contracts or agreements in the ordinary course of business for the purchase of inventory, supplies or services or for the sale of current requirements and consistent with prior practice, or for the sale or lease of finished goods or services in the ordinary course of business and consistent with prior practice; or

      2.14.18 any contract or agreement not described above that was not made in the ordinary course of business and consistent with prior practice and that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of IMS.

All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed in Exhibit 2.14 pursuant to this Section 2.14 are valid and in full force and effect and neither IMS nor, to Sellers' Knowledge, any other party thereto has breached any provision of, or defaulted under the terms of, nor are there any facts or circumstances that would reasonably indicate that IMS will or may be in such breach or default under, any such agreement, contract, plan, lease, instrument, arrangement, license or commitment, which breach or default has or could reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of IMS. Exhibit 2.14 correctly identifies each contract the provisions of which would be materially and adversely affected by this Agreement and each contract under which the rights of any party would be altered as a result of the sale, merger, consolidation or other change of control of IMS.

2.15 Banking Facilities, Powers of Attorney, etc. Exhibit 2.15 attached hereto sets forth a true, correct and complete list of (i) each bank, savings and loan or similar financial institution with which IMS has an account or safety deposit box or other arrangement, and any numbers of the accounts or safety deposit boxes maintained by IMS thereat, (ii) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, and (iii) any outstanding powers of attorney executed on behalf of IMS in respect of IMS or its assets, liabilities or businesses. IMS has no general or special powers of attorney outstanding (whether as grantor or grantee thereof), nor any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business and consistent with prior practice.

2.16 Customers and Orders. During the period from December 2, 1995 through the Effective Time, IMS has not accepted, and will not accept, orders from any of the other contracting parties to the Material Contracts on any terms other than pursuant to one or more of the Material Contracts.

2.17 Compliance with Applicable Law. IMS has all requisite material licenses, permits and certificates from all foreign, federal, state and local authorities necessary for the conduct of its business as presently conducted, and to lease and operate the Leased Properties. IMS has conducted its business in material compliance with all applicable laws, statutes, ordinances, regula tions, rules, judgments, decrees, orders, permits, licenses, concessions, grants or other authorizations of any court or of any governmental entity or authority.

2.18 Litigation. Except as described in Exhibit 2.18, there is no Action of any kind, pending or, to Sellers' Knowledge, threatened, at law or in equity, by or before any court, arbitrator, governmental entity or authority, that involves, affects or relates to IMS that either singly or in the aggregate may have any material adverse effect on the business, operations, assets, financial condition, results of operations, prospects or properties of IMS. Neither IMS nor any of its Principal Shareholders or properties is subject to any order, writ, injunction, decree or judgment of any court, arbitrator or governmental entity or authority, that involves, affects or relates to IMS that either singly or in the aggregate may have any material adverse effect on the business, operations, assets, financial condition, results of operations, prospects or properties of IMS.

2.19 Insurance. Exhibit 2.19 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers' compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by IMS and all life insurance policies maintained on the lives of any of its directors, officers or employees (collectively, the "Insurance Policies"). All premiums due on the Insurance Policies or renewals thereof have been paid in full. To Sellers' Knowledge, the amounts and coverages of the Insurance Policies are those customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which IMS operates and are adequate and customary for the type and scope of IMS's assets, properties and business. The Insurance Policies are sufficient for compliance with all Material Contracts to which IMS is a party or by which IMS is bound and all applicable laws and regulations of any governmental entity. IMS's workers' compensation insurance materially complies with all applicable statutory and regulatory requirements relating thereto. IMS has not received any written notices of any pending termination with respect to any of such policies.
Exhibit 2.19 includes a true and complete listing of all claims made under IMS's Insurance Policies in excess of Five Thousand Dollars ($5,000), and the dispositions thereof, for the period from September 30, 1992 to the date hereof.

2.20  Tax Matters.

      2.20.1 Except as disclosed in Exhibit 2.20.1, IMS has duly filed, within the times and in the manner prescribed by law, all Tax Returns that it was required to file. To Sellers' Knowledge, all such Tax Returns were correct and complete in all material respects. All Taxes owed by IMS (whether or not shown on any Tax Return) have been paid when due. IMS is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim or inquiry with respect to any material amount of Taxes has ever been made by an authority in a jurisdiction where IMS did not file Tax Returns but where it is or may be subject to any Tax by that jurisdiction for any period ending on or before the Closing Date. There are no liens or other security interests on any of the properties or assets of IMS that arose in connection with any failure (or alleged failure) to pay any Tax.

      2.20.2 All Taxes of IMS attributable to Tax periods or portions thereof ending on or prior to the Closing Date that have not yet been paid have in the aggregate been adequately reflected as a liability on the books of IMS in accordance with generally accepted accounting principles consistently applied.

      2.20.3 IMS has withheld and paid all Taxes required to have been withheld and paid in connection with payments to foreign persons, sales and use Tax obligations with respect to any and all states, and amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person.

      2.20.4 Exhibit 2.20 hereto lists all federal and state income Tax Returns filed with respect to IMS for Tax periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Exhibit 2.20 also sets forth all deficiencies of Tax that have been asserted for all periods up to and including the date hereof.

      2.20.5 There are no outstanding agreements or waivers extending the statute of limitations applicable to any Tax Return of IMS for any period.

      2.20.6 IMS has delivered to CACI and CASub true, correct and complete copies of all United States federal income Tax Returns, examination reports, and statements of deficiencies assessed against, proposed in writing to be assessed against, or agreed to by any of the Company and its Subsidiaries for all Tax periods ending on or after December 31, 1991.

      2.20.7 IMS has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), concerning collapsible corporations. IMS has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Code
Section 280G. IMS has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii), nor has IMS been a passive foreign investment company as defined in Code Sections 1291-1297. IMS has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. IMS is not a party to any Tax allocation or sharing agreement. IMS has no liability for any Taxes of any person (other than its own) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

      2.20.8 IMS has not made any elections under the Code, including, without limitation, elections under Code Section 1362 (relating to taxation as an S Corporation) or elections under Code Section 338 (relating to the treatment of certain stock purchases as asset acquisitions).

2.21 Employee Benefit Plans; Compliance with ERISA. Exhibit 2.21 contains a true, correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material personnel policy, whether reduced to writing or not, relating to any persons employed by IMS and maintained by IMS or by any other member (hereinafter, "Affiliate") of a controlled group of corporations, group of trades or businesses under common control or affiliated service group which includes IMS (as defined for purposes of Section 414(b), (c) and (m) of the Code) (collectively, the "IMS Plans"). Neither IMS nor any Affiliate has ever been obligated to contribute to any "multi-employer plan," as defined in Section 3(37) of ERISA. Neither IMS nor any Affiliate has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause them to incur any such liability. Except as indicated in Exhibit 2.21, neither IMS nor any Affiliate has ever maintained an IMS Plan providing health or life insurance benefits to former employees (other than as required by Part 6 of Subtitle B of Title I of ERISA). Except as indicated in Exhibit 2.21, no IMS Plan which was subject to ERISA has been terminated; no proceedings to terminate any such IMS Plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C has occurred with respect to any such IMS Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred.
With respect to all the IMS Plans, IMS and every Affiliate are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have in all material respects performed all obligations required to be performed by them. Neither IMS nor any Affiliate, nor to Sellers' Knowledge any of its or their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the IMS Plans, has engaged in or been a party to any "prohibited transaction" as defined in Section 4975 of the Code and Section 406 of ERISA which could subject IMS or CACI or their Subsidiaries, affiliates, directors or employees or the IMS Plans or the trusts relating thereto or any party dealing with any of the IMS Plans or trusts to any Tax or penalty on "prohibited transactions" imposed by Section 4975 of the Code. Neither the IMS Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

Each IMS Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from Tax under Section 501(a) of the Code; copies of all determination letters have been delivered to CACI and CASub; and to Sellers' Knowledge nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption. With respect to each IMS Plan that is a "defined benefit plan" as defined in Section 3(35) of ERISA, the present value of the actuarial accrued liability, determined on a plan termination basis, does not exceed the fair market value of the assets held under such IMS Plan, and there is no unpaid contribution for any IMS Plan year ended prior to the Closing as required under Section 412 of the Code. With respect to each IMS Plan which is a qualified profit sharing or stock bonus plan, all employer contributions accrued for plan years ending prior to the Closing under the IMS Plan terms and applicable law have been made.

To Sellers' Knowledge, there is no Action threatened or pending or that can reasonably be expected to be asserted with respect to any of the IMS Plans or any prior plan maintained by IMS, and there are no outstanding written requests, other than routine requests for information concerning such IMS Plans, by participants, beneficiaries or any government agency.

2.22 Employment-Related Matters. To Sellers' Knowledge, IMS is in compliance in all material respects with all applicable laws respecting employment, consulting, employment practices, wages, hours, and terms and conditions of employment. IMS is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any employees of IMS. There is no labor strike, dispute, slowdown, work stoppage, lockout or other labor controversy in effect or pending or to Sellers' Knowledge threatened against or otherwise affecting IMS. IMS has not experienced any labor controversy within the past three years. No labor representation question exists or to Sellers' Knowledge has been raised respecting any of IMS's employees. IMS has not closed any plant or facility, or effectuated any layoffs of employees or implemented any early retirement, separation or window program at any time from or after October 1, 1992 nor has IMS planned or announced any action or program for the future with respect to which IMS has or may have any material liability. IMS is in compliance in all material respects with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement or statute relating to employment; provided, however, that nothing in this Section 2.22 shall be construed as any representation or warranty relating to the Code or ERISA.

2.23  Environmental.

      2.23.1 To Sellers' Knowledge, IMS is in compliance in all material respects with all applicable Environmental Laws. IMS has not received any communication (written or oral), whether from a governmental authority, employee, or any other person that alleges that IMS is not in compliance with such laws. To Sellers' Knowledge, all material Permits and other governmental authorizations currently held by IMS pursuant to the Environmental Laws are in full force and effect and no other material Permits are required by IMS.

      2.23.2 To Sellers' Knowledge, there is no Environmental Claim pending or threatened against or involving IMS or against any person or entity whose liability for any Environmental Claim IMS has or may have retained or assumed either contractually or by operation of law.

      2.23.3 To Sellers' Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against IMS or against any person or entity whose liability for any Environmental Claim IMS may have retained or assumed either contractually or by operation of law.

      2.23.4 Without in any way limiting the generality of the foregoing, to Sellers' Knowledge, (a) no polychlorinated biphenyls are or have been used or stored at any of the Leased Properties, and (b) no friable asbestos or asbestos-containing material is present at any of the Leased Properties.

2.24 Absence of Certain Payments. Neither IMS nor any director, officer, agent, employee or other person associated with or acting on behalf of IMS has used any funds of IMS for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder.

2.25 Interests of Officers. Except as described in Exhibit 2.25, none of the officers or directors of IMS has any interest in any property, real or personal, tangible or intangible, including Intellectual Property used in the conduct of the business of IMS, except for rights under existing employee benefit plans.

2.26 No Brokers or Finders. Except as described in Exhibit 2.26, no broker or finder has acted for IMS in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of IMS.

2.27 No Pending Actions. There is no Action pending or threatened to which IMS is a party or of which IMS is aware which questions or challenges the validity of this Agreement or any action taken or to be taken by IMS pursuant to this Agreement or in connection with the transactions contemplated hereby.

2.28 No Misrepresentations. No representation or warranty by IMS in this Agreement, nor any statement, certificate, list, exhibit or schedule furnished or to be furnished by or on behalf of IMS pursuant to this Agreement nor any document or certificate delivered to CACI or CASub pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements not misleading.

2.29 No Implied Representations. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, IMS IS BEING MERGED ON AN "AS IS, WHERE IS" BASIS, WITH ALL FAULTS, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF IMS AND THE PRINCIPAL SHAREHOLDERS EXPRESSLY CONTAINED HEREIN, IMS DISCLAIMS ALL WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.


                                  Article 3

       REPRESENTATIONS AND WARRANTIES OF CACI, CASUB, AND ACQUISITION

CACI, CASub, and Acquisition represent and warrant to IMS as follows:

3.1 Corporate Status of CACI, CASub, and Acquisition. CACI, CASub, and Acquisition are corporations duly organized, validly existing and in good standing under the laws of Delaware. CACI, CASub, and Acquisition are duly qualified to do business as foreign corporations and are in good standing in all jurisdictions in which the character of the properties owned, leased or operated by each or the nature of the business transacted by each makes such qualification necessary, except where failure to be so qualified would not have a materially adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of CACI and its Subsidiaries considered as a whole.

3.2 Authority for Agreement. CACI, CASub, and Acquisition have the full corporate power to execute, deliver, and perform this Agreement, to consummate the transactions contemplated hereby and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CACI, CASub, and Acquisition and by CASub in its capacity as sole shareholder of Acquisition. No other corporate proceedings on the part of CACI or CASub including, without limitation, stockholder approval, are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

3.3 No Default or Violation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-Laws or other organizational documents of CACI, CASub, or Acquisition, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which CACI, CASub, or Acquisition is a party or by which either of them or any of their assets or properties may be bound or which is applicable to either of them or any of their assets or their properties. Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the HSR Act and applicable state securities laws, no authorization, consent, approval, license, order, or permit of, or declaration of, or filing with or notice to, any governmental body or authority or any other person or entity is necessary for the execution, delivery and performance of this Agreement by CACI and CASub or the consummation by CACI and CASub of the transactions contemplated hereby.

3.4 Responsible Prospective Contractor. Each of CACI and CASub is a "responsible prospective contractor," as defined in 48 C.F.R. Part 9, Section
9.101 and Section 9.104, and other applicable sections of the Federal Acquisition Regulation.

3.5 No Brokers or Finders. Except as described on Exhibit 3.5, no broker or finder has acted for CACI, CASub, or Acquisition in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of CACI, CASub, or Acquisition.

3.6 No Pending Actions. There is no Action pending or threatened to which CACI, CASub, or Acquisition is a party or of which CACI, CASub, or Acquisition is aware which questions or challenges the validity of this Agreement or any action taken or to be taken by CACI, CASub, or Acquisition pursuant to this Agreement or in connection with the transactions contemplated hereby.

3.7 No Misrepresentations. No representation or warranty by CACI, CASub, or Acquisition in this Agreement, nor any statement, certificate, list, exhibit or schedule furnished or to be furnished by or on behalf of CACI, CASub, or Acquisition pursuant to this Agreement nor any document or certificate delivered to IMS pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements not misleading.

                                  Article 4

                                  COVENANTS

It is further agreed as follows:

4.1 Conduct of Business. Between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as otherwise consented to by CACI and CASub in writing, IMS shall keep and observe the following covenants:

      4.1.1 IMS shall conduct its operations and pay its accounts payable according to its ordinary and usual course of business consistent with prior practice and shall use its best efforts to preserve intact its business organization, facilities, good will, assets, prospects, and licenses, permits and certificates from federal, state and local authorities, retain its present officers, and to maintain satisfactory relationships with businesses, suppliers, distributors, customers and others having business relationships with it, and further:

              4.1.1.1 shall maintain in full force and effect all contracts of insurance and indemnity specified in any Exhibit;

              4.1.1.2 shall repair and maintain all of its tangible properties and assets in accordance with its usual and ordinary repair and maintenance standards;

              4.1.1.3 shall promptly satisfy in all material respects all its obligations under the Material Contracts and with respect to other current liabilities;

              4.1.1.4 shall confer on a regular and frequent basis with representatives of CACI and CASub to report material operational matters and the general status of ongoing operations; and

              4.1.1.5 shall notify CACI and CASub of any material emergency or other material change in its business, operations, assets, financial condition, results of operations, properties or prospects and of any governmen tal complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated).

      4.1.2   IMS shall not, without the prior written consent of CACI and
CASub:

              4.1.2.1  amend its Certificate of Incorporation or By-Laws;

              4.1.2.2 issue, sell, purchase, redeem or grant any options, warrants, conversion or other rights to purchase or otherwise acquire any shares of its capital stock or other security;

              4.1.2.3 authorize, declare, set aside or pay any dividend or make any other distribution with respect to any share of its capital stock or other security;

              4.1.2.4 borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or liability (absolute or contingent), except obligations incurred in the ordinary course of business and consistent with prior practice;

              4.1.2.5 pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with prior practice of obligations reflected on or reserved against in the Unaudited Balance Sheet or incurred since date thereof in the ordinary course of business and consistent with prior practice or in connection with this transaction;

              4.1.2.6 grant or make any general increase (including any increase pursuant to any bonus, pension, insurance, profit-sharing or other plan or commitment) in the compensation of officers, managers, employees, agents, consultants or other personnel or any increase in the compensation or benefits payable or to become payable to any officer, manager, employee, agent, consultant or other personnel;

              4.1.2.7 except as required by this Agreement or by applicable law, amend or adopt in any material respect, any agreement or plan (including severance arrangements) for the benefit of the employees of IMS;

              4.1.2.8 make any capital expenditure or commitment for addition to IMS's assets, property, plant or equipment not in the ordinary course of business and consistent with prior practice or in any event in excess of an aggregate of Five Thousand Dollars ($5,000);

              4.1.2.9 sell, transfer, dispose, mortgage, pledge, or otherwise encumber or agree to sell, transfer, dispose, mortgage, pledge or otherwise encumber any of its properties or assets, incur any Prepaid Expenses or enter into any Material Contracts, except in the ordinary course of business and consistent with prior practice;

              4.1.2.10 amend, modify or cancel any Material Contract, other than amendments, modifications and cancellations that individually and in the aggregate will not have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties, or prospects of IMS, CACI or CASub;

              4.1.2.11 enter into an agreement, contract, or commitment that, if entered into prior to the date hereof, would be required to be listed on a Exhibit delivered to CACI or CASub pursuant to the terms of this Agreement;

              4.1.2.12 amend, terminate or change in any material respect any lease, contract, undertaking or other commitment listed in any Exhibit or do any act or omit to do any act, or permit an act or omission to act, that will cause a breach of any such lease, contract, undertaking or other commitment;

              4.1.2.13 transfer or grant any rights under, or enter into any settlement regarding the breach or infringement of, any United States or foreign Intellectual Property or modify any existing rights with respect thereto other than in the ordinary course of business and consistent with prior practice;

              4.1.2.14 cancel or compromise any debts, or waive, release, transfer or permit to lapse any claims or rights of substantial value, or sell, lease, transfer or otherwise dispose of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with prior practice;

              4.1.2.15 make any change in any method of accounting or accounting practice;

              4.1.2.16 enter any transaction which, in CACI's or CASub's reasonable judgment, may have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of IMS, whether or not such transaction is in the ordinary course of business and consistent with prior practice; or

              4.1.2.17 agree in writing or otherwise to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement materially untrue or incorrect.

      4.1.3 IMS will promptly advise CACI and CASub in writing of the commencement or threat of any Action against Seller or IMS, whether covered by insurance or not, (a) when the amount claimed exceeds One Thousand Dollars ($1,000) in any one case or Ten Thousand Dollars ($10,000) in the aggregate, or (b) when such Action or the threat thereof relates in any way to this Agreement or to any of the transactions contemplated hereby.

4.2 Payment of Taxes. IMS shall pay, promptly and when due, whether at the original time fixed therefor or pursuant to any extension of time to pay, any and all Taxes, fees and other charges which shall become due or shall have accrued on account of the operation and conduct of the business of IMS on or before the Closing Date; provided, however, that IMS shall not be required to pay any such Tax, fee or charge if they are contesting the validity thereof through proper proceedings, in good faith and with reasonable diligence, provided that in any event IMS shall promptly pay any such Tax, fee or charge if a failure to pay would have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of IMS, CACI or CASub or result in any lien on any of the properties or assets of IMS, CACI or CASub.

4.3 Filings and Submissions. The parties hereto shall cooperate with each other and promptly prepare and make all filings and notices required under the Securities Act, the Exchange Act, the HSR Act, any other federal or state securities laws and any other applicable laws and regulations relating to the sale of the Shares or the other transactions contemplated hereby. The parties hereto agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission, the Department of Justice or any other governmental entity or authority in connection with such filings and notices.

4.4 Release of Information. Except as required by law, no party to this Agreement shall announce or disclose to any non-party (other than the directors, officers, employees, attorneys, accountants, advisors or other representatives or agents who have a "need to know" in order to consummate this Agreement and the transactions contemplated hereby) the terms or provisions of the Letter of Intent or this Agreement without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld). Each party shall consult with the other parties before issuing any press release or other public announcement referring to this Agreement, the Letter of Intent or the terms and conditions of the transactions contemplated hereby or thereby.

4.5 Confidentiality. Except as required by law, each party and its representatives will hold in strict confidence all documents and information concerning the other party furnished in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no action by the party in violation of this Section 4.5, (b) in the party's possession at the time of disclosure and not acquired by the party directly or indirectly from the other party on a confidential basis or (c) disclosed by the other party to others on an unrestricted, non-confidential basis) and will not, without the consent of the other party, (i) release or disclose any such documents or information to any other person or (ii) use or permit others to use such documents or informa tion except in connection with this Agreement and the transactions contemplated hereby. In the event of the termination of this Agreement, each party shall return to the other parties all documents, work papers and other material so obtained by it, or on its behalf, and all copies, digests, abstracts or other materials relating thereto, whether so obtained before or after the execution hereof, and will comply with the terms of the confidentiality provisions set forth herein.

4.6   Further Assurances.

      4.6.1 Generally. Subject to terms and conditions herein provided and to the fiduciary duties of the Board of Directors and officers of any party, each of the parties agrees to use his or its best reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the other transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors of each corporate party to this Agreement are hereby directed and authorized to use their reasonable best efforts to effectuate all required action.

      4.6.2 Novation of the Material Contracts. Each party agrees to use its best reasonable efforts to effect the novation of each Material Contract that may require novation under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by Part 42 of the Federal Acquisition Regulation to effect a novation of any contract with the Government. In particular and without limiting the generality of the foregoing, IMS shall continue to communicate with responsible officers of the Government and/or any Prime Contractor from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation.

4.7 Defense of Claims and Litigation. At all times from and after the Closing, the Principal Shareholders shall consult, confer and cooperate in good faith on a reasonable basis with CACI, CASub and IMS (including, without limitation, the making available of witnesses and cooperation in discovery proceedings) in the conduct or defense of any Action related to the business of IMS before the Effective Time, or any matter which, directly or indirectly, arises therefrom, whether known at the Closing or arising thereafter, against CACI, CASub IMS or any of their affiliates by any third party. To the extent the indemnification provisions of this Agreement or of any other document delivered in connection with the transactions contemplated hereby apply to any such conduct or defense, they shall control as to the payment of costs and expenses.

4.8   Indemnification.

      4.8.1 Indemnification of CACI, CASub and IMS. Subject to the limitations set forth in Sections 4.8.3 and 4.8.4, the Principal Shareholders shall indemnify and hold harmless CACI, CASub and IMS and their respective successors by merger or other operation of law (the "Successors"), directors, officers and assigns from and against all losses, liabilities, claims, damages, costs or expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and disbursements) suffered, incurred or paid:

              4.8.1.1 that would not have been suffered, incurred or paid if all the representations, warranties, covenants and agreements of the Principal Shareholders and IMS in this Agreement or in any other instrument or document delivered to CACI, CASub, or Acquisition pursuant to this Agreement had been (with respect to representations and warranties) true and had been (with respect to covenants and agreements) fully performed and fulfilled;

              4.8.1.2 as a result of any Action arising out of or relating to the conduct of the business of IMS before the Closing; and

              4.8.1.3 as a result of any Action arising out of or relating to the failure of the Principal Shareholders to pay, promptly and when due, any Tax, fee or other charge which shall become due or shall have accrued on account of the conversion of the Shares owned by any of the Principal Shareholders, or any other Tax, fee or charge that any of the Principal Shareholders is obligated to pay hereunder on account of the Merger or the other transactions contemplated hereby.

Notwithstanding anything herein to the contrary, if the Principal Shareholders shall be required to indemnify CACI, CASub, IMS or any of their Subsidiaries or respective directors, officers, Successors or permitted assigns with respect to the same item of damage and amount, the satisfaction of such indemnity to one of such indemnitees shall discharge the Principal Shareholders' obligations to the others to the extent of the amount paid.

      4.8.2 Indemnification of the Principal Shareholders. Subject to the limitations set forth in Sections 4.8.3 and 4.8.4, CACI, CASub and IMS shall indemnify and hold harmless the Principal Shareholders and their heirs, Successors and assigns from and against all losses, liabilities, claims, damages, costs or expenses (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees and disbursements) suffered, incurred or paid:

              4.8.2.1 that would not have been suffered, incurred or paid if all the representations, warranties, covenants and agreements of CACI and CASub in this Agreement or in any other instrument or document delivered to the Principal Shareholders pursuant to this Agreement had been (with respect to representations and warranties) true and had been (with respect to covenants and agreements) fully performed and fulfilled; and

              4.8.2.2 as a result of any Action arising out of or relating to the conduct of the business of IMS after the Closing.

Notwithstanding anything herein to the contrary, if CACI, CASub or IMS shall be required to indemnify the Principal Shareholders or any of their respective heirs, Successors or assigns with respect to the same item of damage and amount, the satisfaction of such indemnity to one of such indemnitees shall discharge the obligations of CACI, CASub and IMS to the others to the extent of the amount paid.

      4.8.3 Third Party Claims. The obligations and liabilities of a party for which indemnification is sought (an "Indemnifying Party") by a person or entity seeking indemnification (an "Indemnified Party") under this
Section 4.8 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following conditions:

              4.8.3.1 The Indemnified Party shall give written notice to the Indemnifying Party of the nature of the assertion of liability by a third party and the amount thereof promptly after the Indemnified Party learns of such assertion. The foregoing notwithstanding, failure of an Indemnified Party to comply with its obligations under this Section 4.8.3.1 shall affect its right to indemnity only to the extent such failure shall have a material adverse effect on the Indemnifying Party's ability to defend.

              4.8.3.2 If any Action is brought by a third party against an Indemnified Party, the Action shall be defended by the Indemnifying Party and such defense shall include all appeals or reviews which counsel for the Indemnifying Party shall deem appropriate. Until the Indemnifying Party shall have assumed the defense of any such Action, or if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not be entitled to assume the defense of such Action), all legal or other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party.

              4.8.3.3 In any Action initiated by a third party and defended by the Indemnifying Party, subject to the confidentiality provisions of this Agreement, (a) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (b) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (c) the Indemnified Party shall make available to the Indemnifying Party, and its attorneys and accountants, all books and records of the Indemnified Party relating to such Action and (d) the parties shall render to each other such assistance as may be reasonably required for the proper and adequate defense of such Action.

              4.8.3.4 In any Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

      4.8.4 Minimum Liability. The Principal Shareholders shall not be liable under Section 4.8.1, and CACI, CASub and IMS shall not be liable under
Section 4.8.2, unless and until the aggregate amount of liability under such Section shall exceed $25,000, in which case the Indemnifying Party shall make indemnification thereunder for the aggregate amount of such liability, including, without limitation, such $25,000.

      4.8.5 Limitation of the Principal Shareholders' Liability. The obligation of any Principal Shareholder to indemnify pursuant to Section
4.8.1 (i) shall not in any event exceed in the aggregate an amount equal to the aggregate amount paid or to be paid to that Principal Shareholder on account of his share of the Merger Consideration and pursuant to the Consulting Agreement to which he is a party, and (ii) shall be the exclusive remedy for any breach of this Agreement by that Principal Shareholder.

4.9   Indemnification of IMS Directors and Officers.   CACI and CASUb agree
that, until the third anniversary of the Closing, they will cause IMS to maintain indemnification provisions in its Certificate of Incorporation or By-Laws or both at least as favorable as those in effect at the date of this Agreement for the benefit of those persons who are officers and directors of IMS immediately before the Closing.

4.10  Annuity.   CACI and CASub shall purchase one or more annuity
contracts sufficient to fund the obligations of IMS to pay deferred compensation to the Principal Stockholders and to Mr. Howell Mei (together, the "Beneficiaries") under the IMS Deferred Compensation Plan, as amended by an Amendment dated December 21, 1995, and CACI and CASub shall consult with the Beneficiaries concerning their preferences with respect to the timing and amounts of payment under such Deferred Compensation Plan; provided, however, that in no event shall CACI and CASub be required to expend more than Seven Hundred Thousand Dollars ($700,000) (including, without limitation, reasonable expenses and reasonable attorneys' fees and disbursements) to satisfy its obligations under this Section 4.10.

                                  Article 5

                            CONDITIONS PRECEDENT

5.1 Conditions to Obligations of Each Party. The obligations of CACI, CASub, Acquisition, the Principal Shareholders and IMS to effect the Merger and to consummate the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions and CACI, CASub, Acquisition, the Principal Shareholders and IMS shall exert their best efforts to cause each such condition to be so fulfilled:

      5.1.1 No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Merger or any other material transaction contemplated by this Agreement shall be in effect (each party agreeing to use its best efforts to have any such injunction or other order lifted), and no Action shall have been commenced or threatened seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the Merger or any other material transaction contemplated hereby.

      5.1.2 There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency since the date of this Agreement that would prohibit or materially restrict the Merger or any other material transaction contemplated hereby.

      5.1.3 All filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, governmental entities and authorities) required for the consummation of the Merger and the other material transactions contemplated hereby shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any governmental entity or authority.

      5.1.4. Any waiting period (and any extension thereof) applicable to the sale of the Shares under the HSR Act shall have expired or been terminated.

5.2 Conditions to Obligations of CACI, CASub, and Acquisition. The obligations of CACI, CASub, and Acquisition to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions and the Principal Shareholders and IMS shall exert their best efforts to cause each such condition to be so fulfilled:

      5.2.1 Since the date of the Letter of Intent there shall not have been any adverse Material Change of any nature in the business, operations, assets, financial condition, results of operations, properties or prospects of IMS; and IMS shall have delivered to CACI and CASub a certificate to that effect, dated the Closing Date and signed by the President of IMS.

      5.2.2 IMS shall have received, each in form and substance satisfactory to CACI and CASub, all approvals, authorizations, licenses, orders, waivers, Permits and other consents under any contract, Material Contract, plan, lease, instrument, arrangement, license, commitment or other agreement of IMS that are required (i) to consummate the Merger, (ii) to permit CACI and CASub to continue to conduct their businesses and the business of IMS as they are currently conducted or (iii) in connection with the transactions contemplated hereby; and all filings, registrations, covenants, approvals, orders, consents and authorizations by or with, and notifications to, all governmental authorities or regulators, domestic or foreign, or other Persons by IMS required to consummate the transactions contemplated by this Agreement shall have been made or received, and shall be in full force and effect.

      5.2.3 CACI, CASub, and Acquisition shall have obtained all covenants, consents, approvals, authorizations, licenses, orders, waivers and other Permits and all transfers of Permits that they and their counsel reasonably deem necessary (i) to consummate the Merger, (ii) to permit CACI and CASub to continue to conduct their businesses and the business of IMS as they are currently conducted and (iii) in connection with the transactions contemplated hereby.

      5.2.4 The execution of this Agreement and performance of the transactions contemplated hereby by appropriate officers of IMS shall have been authorized by the shareholders and the Board of Directors of IMS in accordance with applicable corporate law.

      5.2.5 Dissenting shareholders' appraisal rights under Delaware law shall not have been claimed by the holders of more than five per cent (5%) of the outstanding Common Stock of IMS.

      5.2.6 No information obtained by CACI, CASub, or Acquisition concerning IMS during CACI's and CASub's "due diligence" investigation of IMS shall have, in the sole judgment of CACI and CASub, adversely affected the value of this Agreement or the transactions contemplated hereby.

      5.2.7 The Principal Shareholders shall have executed and delivered the Consulting Agreements.

      5.2.8 IMS shall have performed in all material respects all of its covenants set forth herein that are required to be performed at or prior to the Effective Time; the representations and warranties of IMS contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as if made at the Effective Time, except for representations and warranties made expressly as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date); and IMS shall have delivered to CACI and CASub a certificate to that effect, dated the Closing Date and signed by one or more executive officers of IMS.

      5.2.9 The lease arrangements for the premises occupied by IMS at 2 Research Place, Rockville, Maryland, shall have been amended to provide substantially as set forth in paragraph 5.D. of the Letter of Intent.

      5.2.10 CACI and CASub shall have received from IMS and from such other essential parties such affidavits and certificates as CACI and CASub shall deem necessary to relieve CACI and CASub of any obligation to deduct and withhold any portion of the Purchase Price pursuant to Code Section 1445.

      5.2.11 CACI and CASub shall have received an opinion or opinions of counsel to IMS in form and substance satisfactory to counsel to CACI and CASub, dated the Closing Date, to the effect set forth in Exhibit 5.2.11.

      5.2.12 CACI and CASub shall have received from IMS all other documents consistent with the purposes of this Agreement, in form and substance satisfactory to CACI and CASub and their counsel, as CACI and CASub shall have reasonably requested (including but not limited to evidence of payment of any broker's or finder's fee or other expense of the transaction for which IMS is responsible under this Agreement).

      5.2.13 CACI and CASub shall have received on or before the Closing Date from the Principal Stockholders a guaranty of the payment in full of the receivables due to IMS in the amount of NT$30,494,000 in connection with the PFG-II-PHASE-III project with Institute for Information Industry of the Republic of China of Taiwan in form and substance satisfactory to counsel for CACI and CASub.

5.3 Conditions to Obligations of IMS and the Principal Shareholders. The obligation of IMS and the Principal Shareholders to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, and CACI, CASub, and Acquisition shall exert their best efforts to cause each such condition to be so fulfilled:

      5.3.1 The shareholders of IMS shall have approved the Merger pursuant to applicable Delaware law and the Certificate of Incorporation and By- Laws of IMS.

      5.3.2 CACI, CASub, and Acquisition shall have performed in all material respects all of their covenants set forth herein that are required to be performed at or prior to the Effective Time; the representations and warranties of CACI, CASub, and Acquisition contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as if made at the Effective Time, except for representations and warranties made expressly as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date); and CACI and CASub shall have delivered to IMS a certificate to that effect, dated the Closing Date and signed by the President or a Vice President of each of CACI and CASub.

      5.3.3 IMS shall have received an opinion of counsel to CACI and CASub in form and substance satisfactory to counsel to IMS, dated the Closing Date, to the effect set forth in Exhibit 5.3.3.

      5.3.4 IMS shall have received from CACI, CASub, and Acquisition all such other documents consistent with the purposes of this Agreement, in form and substance satisfactory to IMS and his counsel, as IMS shall have reasonably requested (including but not limited to evidence of payment of any broker's or finder's fee or other expense of the transaction for which CACI, CASub, or Acquisition is responsible under this Agreement).

                                  Article 6

                                 TERMINATION

6.1 Methods of Termination. This Agreement may be terminated, by written notice promptly given to the other parties hereto, at any time prior to the Effective Time:

      6.1.1   By mutual written consent of the parties hereto.

      6.1.2   By either CACI and CASub or IMS by notice to the other, if:

              6.1.2.1 any injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the sale of the Shares or any other material transaction contemplated by this Agreement shall be in effect, or any Action shall have been commenced or threatened seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the sale of the Shares or any other material transaction contemplated by this Agreement;

              6.1.2.2 any action shall have been taken, or any statute, rule or regulation shall have been enacted, by any state or federal government agency since the date of this Agreement that would prohibit or materially restrict the sale of the Shares or any other material transaction contemplated by this Agreement; or

              6.1.2.3 any filings with or notifications to, or any approvals or authorizations of, third parties (including, without limitation, governmental entities and authorities) required for the consummation of the sale of the Shares shall not have been made or obtained or any such approvals or authorizations obtained shall not be effective or shall have been suspended, revoked or stayed by action of any governmental entity or authority.

      6.1.3   By CACI and CASub by notice to IMS:

              6.1.3.1 if the Merger shall not have occurred on or before January 15, 1996, unless the absence of the occurrence shall be solely due to the failure of CACI, CASub, or Acquisition (or their Subsidiaries or affiliates) to perform in all material respects each of their respective material obligations under this Agreement required to be performed by it at or prior to the Effective Time;

              6.1.3.2 in the event of a material breach by the Principal Shareholders or IMS of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable by the earlier of the Effective Time or the tenth day after written notice of that breach was given to the Principal Shareholders and IMS; or

              6.1.3.3 if the Board of Directors of IMS shall have withdrawn or modified in any material respect its approval of this Agreement or the transactions contemplated hereby.

      6.1.4   By IMS by notice to CACI and CASub:

              6.1.4.1 if the Merger shall not have occurred on or before January 15, 1996, unless the absence of the occurrence shall be solely due to the failure of the Principal Shareholders or IMS (or the affiliates of either) to perform in all material respects each of their respective material obligations under this Agreement required to be performed by it at or prior to the Effective Time;

              6.1.4.2 in the event of a material breach by CACI, CASub, or Acquisition of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable by the earlier of the Effective Time or the tenth day after written notice of that breach was given to CACI and CASub; or

              6.1.4.3 if the Board of Directors of either CACI, CASub, or Acquisition shall have withdrawn or modified in any material respect its approval of this Agreement or the transactions contemplated hereby.

Each notice of breach under Section 6.1.3.2 or 6.1.4.2 and each notice of termination under this Section 6.1 shall set forth the facts believed to constitute the basis therefor, all with reasonable specificity in light of the facts then known.

6.2 Payments on Termination. If this Agreement shall be terminated, any payments or reimbursements of fees, costs, or expenses of any party shall be governed by the provisions of paragraphs 8 and 9 of the Letter of Intent.

6.3   Effect of Termination.  In the event of termination under Section
6.1, this Agreement shall forthwith become void and there shall be no liability on the part of CACI, CASub, the Principal Shareholders or IMS, except that the provisions of this Article 6, Article 7 (other than the provisions of Section 7.5) and Sections 4.4 and 4.5 shall survive the termination and continue in effect, provided that the foregoing shall not relieve any party for liability for damages incurred as a result of any willful breach of this Agreement or as a result of actual fraud. No party's refusal to waive fulfillment of any condition precedent to its obligations under this Agreement shall constitute a breach of its duty under this Agreement.

                                  Article 7

                        DEFINITIONS AND MISCELLANEOUS

7.1 Definitions of Certain Terms. As used herein, the following terms shall have the following meanings:

Acquisition: as defined in the Preamble hereof.

Action: any suit, claim, action, litigation, arbitration, dispute, investigation, inquiry, review, or proceeding.

Affiliate:  as defined in Section 2.21 hereof.

Agent:  as defined in Section 1.6.1 hereof.

Agreement:  as defined in the Preamble hereof.

Audited Balance Sheets:  as defined in Section 2.8 hereof.

Audited Financial Statements:  as defined in Section 2.8 hereof.

CACI:  as defined in the Preamble hereof.

CASub:  as defined in the Preamble hereof.

Closing:  as defined in Section 1.4.1 hereof.

Closing Date:  as defined in Section 1.4.1 hereof.

Code:  as defined in Section 2.20.7 hereof.

Effective Time:  January 1, 1996 at 12:01 A.M. Eastern standard time.

Environmental Claim: any written notice by any governmental agency alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by IMS or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Contamination: (a) an occurrence occurring or a condition existing at or before the Closing if such occurrence or condition was in violation of any Environmental Law or Permit existing at or before the Closing and if IMS, CACI, CASub, or Acquisition is specifically required to take remedial action with respect thereto by a governmental agency or a negotiated agreement, decree or clean-up plan with a governmental agency, regardless of when such occurrence or condition is discovered or when such remedial action is required, (b) any use, disposal or discharge of Materials of Environmental Concern before the Closing resulting in liability to a third party, regardless of when such use, disposal or discharge is discovered or
(c) an occurrence occurring or condition existing at or before the Closing if IMS, CACI, CASub, or Acquisition investigates or takes remedial action with respect thereto.

Environmental Laws: mean all Federal, state and local laws, rules and regulations relating to pollution or protection of the environment, or occupational or human health and safety, including, without limitation, laws, rules and regulations relating to handling, processing, storage, recycling, emission, discharge, disposal, treatment, transportation, release or threatened release of any Material of Environmental Concern or other waste or material into ambient air, surface water, ground water or land, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Federal Water Pollution Control Act (38 U.S.C. 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 135 et seq.), and the Food, Drug and Cosmetic Act (15 U.S.C. 2000 et seq.), in each case as these laws have been amended or supplemented.

ERISA:  the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act:  the Securities Exchange Act of 1934, as amended.

Government:  the Federal Government of the United States of America.

HSR Act:  as defined in Section 2.4 hereof.

IMS:  as defined in the Preamble hereof.

IMS Plans:  as defined in Section 2.21 hereof.

Indemnified Party:  as defined in Section 4.8.3 hereof.

Indemnifying Party:  as defined in Section 4.8.3 hereof.

Initial Consulting Fees:  as defined in Section 1.4.3.2 hereof.

Insurance Policies:  as defined in Section 2.19 hereof.

Intellectual Property: patents, trademarks, service marks, trade names, mask works, software, programs, development tools, methodologies, specifications, processes, know-how, blueprints, drawings, designs, patterns, copyrights, formulae, inventions, technology, trade secrets, proprietary information, confidential information and other information and documents, and the registrations and applications therefor and the goodwill related thereto.

Knowledge:  as defined in Article 2 hereof.

Leased Properties:  as defined in Section 2.10.4 hereof.

Leases:  as defined in Section 2.10.3 hereof.

Letter of Intent: the letter agreement dated October 25, 1995 by and between CACI and IMS.

Material Change: as to IMS, a circumstance or circumstances that may reasonably be expected to cause a net change in the book value of IMS of at least Two Hundred Thirty Thousand Dollars ($230,000) compared with the book value at August 25, 1995, exclusive of any change in the book value of "land", "investment in foreign subsidiary", or "deferred compensation plan" as carried on the books of IMS at that date.

Material Contracts:  as defined in Section 2.13 hereof.

Materials of Environmental Concern: those substances or constituents which are regulated by, or form the basis of liability under, any Environmental Law.

Merger Consideration:  as defined in Section 1.2 hereof.

Permit: all certificates, consents, permits, licenses, authorizations and approvals required under or relating to any Environmental Law.

Person: any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.

Prime Contractor: with respect to any Material Contract, the contracting party, other than the Government, to whom IMS may be liable for performance as a subcontractor.

Principal Shareholders:  as defined in the Preamble hereof.

Securities Act:  the Securities Act of 1933, as amended.

Shares:  as defined in Section 1.1 hereof.

Subsidiary: any corporation, association, or other business entity a majority (by number of votes) of the shares of capital stock (or other voting interests) of which is owned by IMS, CACI or their respective Subsidiaries.

Successors: as defined in Section 4.8.1 hereof.

Tax: any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or other fiscal charges of any kind whatsoever, including without limitation any interest, penalty, or addition thereto, whether disputed or not.

Tax Return: any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, and any amendment thereof.

Unaudited Balance Sheet:  as defined in Section 2.8 hereof.

Unaudited Financial Statements:  as defined in Section 2.8 hereof.

7.2 Brokerage. Each party shall be solely responsible for payment of any fee or charge of any broker, finder, financial advisor or intermediary engaged, employed, or consulted by that party in connection with negotiations or discussions incident to the execution of this Agreement or any of the transactions contemplated hereby.

7.3 Amendments and Supplements. This Agreement may be amended or supplemented by a written instrument signed by CACI, CASub, the Principal Shareholders and IMS and approved by their respective Boards of Directors.

7.4 Extensions and Waivers. The parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No party's refusal to waive fulfillment of any condition precedent to its obligations under this Agreement shall constitute a breach of its duty under this Agreement. No party's failure to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

7.5 Survival of Representations and Warranties. Notwithstanding any investigation conducted before or after the Closing and notwithstanding any knowledge or notice of any fact or circumstance which a party may have as the result of such investigation or otherwise, each party and its Successors and assigns shall be entitled to rely upon the representations, warranties and covenants of the others in this Agreement. Each of the representations, warranties and covenants contained in this Agreement, made in any document delivered hereunder or otherwise made in connection with the Closing hereunder shall survive the Closing until the third anniversary of the Closing.

7.6 Expenses. Each party shall pay its own expenses, including the fees of attorneys, accountants, investment bankers, valuation experts and others, in connection with the transactions contemplated hereby, whether or not they are completed, except that in the event of a conflict between this Section
7.6 and Section 4.8, the latter Section shall control. The Principal Shareholders shall be responsible for payment of any and all Taxes arising out of the conversion of the Shares or the other transactions contemplated hereby.

7.7   Letter of Intent.  The provisions of paragraphs 5.D, 6, 7, 8, 9, and
10 of the Letter of Intent are adopted and continued in effect as if incorporated in this Agreement. Except as stated in the preceding sentence, this Agreement supersedes the Letter of Intent and the letter dated October 24, 1995 from IMS to Dr. J.P. London as Chairman of the Board and Chief Executive Officer of CACI; and this Agreement, together with the Exhibits and related documents contemplated by this Agreement, constitutes the sole Agreement among the parties with respect to the subject matter hereof.

7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard for its principles of conflicts of laws.

7.9 Alternative Dispute Resolution. In the event that any dispute arises under any provision of this Agreement, the parties agree to make reasonable efforts to resolve the dispute by negotiation, mediation, or alternative dispute resolution before any resort to legal remedies; provided, however, that no party shall be bound by the determination of any mediation or alternative dispute resolution proceeding without that party's prior written consent to the proceeding.

7.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

To CACI:

     CACI International Inc
     1100 North Glebe Road
     Arlington, VA  22201
     Attn: Dr. J. P. London, Chairman

With copies to:

     Jeffrey P. Elefante, Esq.
     Senior Vice President and General Counsel
     CACI International Inc
     1100 North Glebe Road
     Arlington, VA  22201

                   and

     David W. Walker, Esq.
     Foley, Hoag & Eliot
     One Post Office Square
     Boston, MA  02109

To IMS and the Principal Shareholders:

     IMS Technologies, Inc.
     2 Research Place
     Rockville, MD  20850
     Attention:  Mr. John Yeh

With a copy to:

     Mark R. Eaton, Esq.
     Michaels, Wishner & Bonner
     1140 Connecticut Avenue, N.W.
     Suite 900
     Washington, DC  20036


7.11  Entire Agreement, Assignability, etc.  This Agreement and the
Exhibits and documents delivered at the Closing pursuant to Section 5: (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, the Letter of Intent, (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (c) shall not be assignable by operation of law or otherwise. The representations and warranties of the parties shall not be enlarged or restricted by any statement in any document referred to herein. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, Successors and permitted assigns, and shall inure to the benefit of the Indemnified Parties and their respective legal representatives, Successors and permitted assigns. All Exhibits mentioned in this Agreement shall be attached to this Agreement, and shall form an integral part hereof. All capitalized terms defined in this Agreement which are used in any Exhibit shall, unless the context otherwise requires, have the same meaning therein as given herein. The failure or omission by the Principal Shareholders and IMS, or either of them, to disclose information required by a particular Exhibit to this Agreement shall not constitute a breach of this Agreement if the same information is disclosed on another Exhibit to this Agreement.

7.12 Cumulative Rights and Remedies. Each party acknowledges that money damages alone will not adequately compensate another party for breach of a party's obligations under this Agreement and, therefore, agrees that in the event of the breach or threatened breach of any such obligation, in addition to all other remedies available, at law, in equity or otherwise, each party shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms of this Agreement. All rights and remedies under this Agreement are cumulative and are in addition to and not exclusive of any other rights and remedies provided hereunder, under any other document delivered as part of a transaction contemplated hereby or otherwise by agreement or law, at equity or otherwise. Without limiting the generality of the foregoing, the parties expressly recognize that specific performance is not any party's sole remedy hereunder.

7.13 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, each of which shall remain in full force and effect.

7.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.


                               CACI International Inc
[SEAL]
                                              /s/
                               --------------------------------------
                               By:
                                  President


                               CACI, Inc.
[SEAL]
                                              /s/
                               --------------------------------------
                               By:
                                  President


                               IMS Technologies, Inc.
[SEAL]
                                              /s/
                               --------------------------------------
                               By:
                                  President

                                              /s/
                               --------------------------------------
                               John Yeh

                                              /s/
                               --------------------------------------
                               Joseph Yeh

                                              /s/
                               --------------------------------------
                               James Yeh

                                              /s/
                               ---------------------------------------
                               Jeffry Yeh

                              Index of Exhibits

Exhibit A
Exhibit 1.3.1
Exhibit 1.3.2
Exhibit 1.7
Exhibit 3.2
Exhibit 2.8
Exhibit 2.9
Exhibit 2.10.1
Exhibit 2.10.2
Exhibit 2.10.3
Exhibit 2.11(a)
Exhibit 2.11(b)
Exhibit 2.13
Exhibit 2.14
Exhibit 2.15
Exhibit 2.18
Exhibit 2.19
Exhibit 2.20
Exhibit 2.21
Exhibit 2.25
Exhibit 2.26
Exhibit 3.5
Exhibit 5.2.11
Exhibit 5.3.3